Exhibit 10.1

FIRST AMENDMENT TO THE

CAPSTAR FINANCIAL HOLDINGS, INC.

STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the CapStar Financial Holdings, Inc. Stock Incentive Plan (the “Plan”), is made by Capstar Financial Holdings, Inc. (the “Company”) to be effective as provided herein.

RECITALS:

WHEREAS, the Company established the Plan as an equity incentive plan on April 20, 2016; and

WHEREAS, the Company desires to amend the Plan to permit non-employee directors of the Company to elect to receive the Company’s common stock in lieu of cash payment of fees that are paid by the Company for service as a director.

NOW, THEREFORE, pursuant to authorization of the Company’s board of directors, the Plan is hereby amended effective May 24, 2017 by adding Section 2.5 of the Plan as set forth below:

2.5Stock Awards to Non-Employee Directors. In the event that the Company provides cash compensation to members of the Board of Directors for service as a director or for service as a member or chairperson of a committee of the Board of Directors (collectively “Cash Compensation”), each director receiving Cash Compensation may elect to receive (subject to limitations in Section 2.5(a)), in lieu of receiving any portion of his or her Cash Compensation, a Stock Award. Such an election shall be made by filing an election with the Company, in accordance with procedures adopted by the Committee, prior to the time that such Cash Compensation is paid. All elections made hereunder are subject to the following:

(a)The number of shares of Stock payable under a Stock Award shall be calculated by dividing (i) the amount of the Cash Compensation that would have been payable to the director in the absence of an election, by (ii) the Fair Market Value of a share of Stock on the date that the Cash Compensation would have otherwise been paid. The value of any fractional Share calculated hereunder shall be paid in the form of cash to the director.

(b)Other than the right of the director herein to elect to receive a Stock Award in lieu of Cash Compensation, the terms thereof shall be subject to the provisions of Section 3.4.

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EXECUTION PAGE

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment to the Plan on this the 30th day of May, to be effective on May 24, 2017.

CAPSTAR FINANCIAL HOLDINGS, INC.

By:/s/ Robert B. Anderson
Robert B. Anderson

Chief Financial Officer and

Chief Administrative Officer